SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                                Form 8-K

                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  April 30, 1995

                             GROW GROUP, INC.
           (Exact name of registrant as specified in charter)

                                 New York
              (State or other jurisdiction of incorporation)

           1-4596                                  11-1665588
   (Commission File Number)            (IRS Employer Identification No.)

     200 Park Avenue, New York, New York                 10166
   (Address of principal executive offices)            (Zip Code)

     Registrant's telephone number, including area code: (212) 599-4400

                               Not Applicable
       (Former name or former address, if changed since last report)


   ITEM 5.   OTHER EVENTS.

             On April 28, 1995, Grow Group, Inc., a New York corporation (the "Company"), issued a press release announcing that it had entered into negotiations with a third party concerning an acquisition of the Company. The Company stated in the press release that the third party had substantially completed its due diligence review, proposed acquiring 100% of the outstanding shares of Common Stock, par value $.10 per share, of the Company (the "Shares" or the "Company Common Stock"), and indicated a willingness to pay the Company's public shareholders $18.10 per Share in cash. In addition, the press release stated that any such transaction would be subject to negotiation and execution of a definitive agreement and approval by the Company's Board of Directors. The Company also stated in the press release that it could give no assurance that any such agreement would be reached or if an agreement was reached, that any transaction would be consummated. A copy of the April 28, 1995 press release is filed as an exhibit to this report and is incorporated herein by reference.

             On April 30, 1995, the Company, Imperial Chemical Industries PLC, a corporation organized under the laws of England ("ICI"), and GDEN Corporation, a New York corporation and an indirect wholly owned subsidiary of ICI ("GDEN"), entered into an Agreement and Plan of Merger, dated as of April 30, 1995 (the "Merger Agreement").

             The Merger Agreement, the press release issued in connection therewith and the related Corimon Option Agreement (as defined below) are filed as exhibits to this report and are incorporated herein by reference. The descriptions of the Merger Agreement and Corimon Option Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Merger Agreement and Corimon Option Agreement, as the case may be.

             The Merger Agreement provides, among other things, for the acquisition by ICI of all the outstanding Shares through (a) a tender offer (the "Offer") for all Shares for $18.10 per Share, net to the sellers thereof in cash (the "Per Share Amount"), subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations and (b) a second-step merger pursuant to which GDEN will merge with and into the Company (the "Merger") and all outstanding Shares (other than Shares held by the Company as treasury stock or owned by ICI, GDEN or any other subsidiary of ICI and other than dissenting shares) will be converted into the right to receive the Per Share Amount in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations.

             The Merger is subject to customary closing conditions, including, without limitation, the receipt of shareholder approval by the Company's shareholders if required by the Business Corporation Law
   of the State of New York.   In addition, the Merger is subject to ICI
   purchasing Shares pursuant to the Offer. The Offer is conditioned upon, among other things, that there be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares, which, together with the Corimon Shares (as defined below) and any other Shares then owned by ICI, represents at least two-thirds of the Shares outstanding on a fully diluted basis and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The conditions to the Offer are set forth in Annex I to the Merger Agreement.

             The Merger Agreement contains certain representations and covenants of the Company pending the consummation of the Merger. Generally, the Company must carry on its business in the ordinary course consistent with past practice, may not increase dividends on the Company Common Stock, amend its certificate of incorporation or bylaws, incur certain indebtedness, or implement certain increases in employee compensation and benefits (other than as contemplated by the Merger Agreement). In addition, the Company has agreed in the Merger Agreement that it will not take any action to solicit a third-party acquisition proposal or, subject to the Company's Board of Directors' fiduciary duties as advised by counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company to or afford access to the properties or records of the Company to, any third party that may be considering making, or has made, an acquisition proposal. (See Articles IV and VI of the Merger Agreement.)

             Corimon Corporation, a Delaware corporation ("Corimon Corp.") and Corimon, S.A.C.A., a corporation organized under the laws of Venezuela ("Corimon"), have entered into an Option Agreement, dated as of April 30, 1995, with ICI and GDEN (the "Corimon Option Agreement"), pursuant to which Corimon Corp. has granted to ICI an option (the "Option") to purchase 4,025,841 Shares (the "Corimon Shares") at a purchase price of $17.50 per Share, upon the terms and subject to the conditions set forth in the Corimon Option Agreement. The Corimon Option Agreement provides that, subject to certain conditions, the Option may be exercised by ICI in whole but not in part at any time prior to the earlier of (i) November 5, 1995 and (ii) five business days after the Outside Termination Date (as defined in the Merger Agreement) of the Merger Agreement, but only if (i) ICI has paid for or accepted for payment all Shares properly tendered and not withdrawn pursuant to the Offer (the "Tendered Shares") and (ii) the Tendered Shares plus the Corimon Shares constitute not less than a majority of the outstanding Shares on a fully diluted basis. The Corimon Option Agreement will terminate in event of termination of the Merger Agreement.

             The Merger Agreement may be terminated under certain circumstances, including, among others, (1) by mutual consent of the Company and ICI; (2) by either the Company or ICI if the Offer has not been consummated by August 31, 1995 (provided, however, that such termination date may be extended by ICI to a date not later than October 31, 1995 if an HSR Authority (as defined in the Merger Agreement) has requested certain additional information from any of the parties to the Merger Agreement on or prior to August 31, 1995);
   (3) by either the Company or ICI if there exists any law or regulation or nonappealable injunction that makes consummation of the Merger illegal; (4) by ICI if there has occurred the institution of litigation by any HSR Authority challenging the Offer and/or Merger under the U.S. antitrust laws; (5) by ICI if (i) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger Agreement, other than as a result of ICI's breach of the Merger Agreement, (ii) the Company has entered into, or publicly announced its intent to enter into, an agreement with respect to an acquisition proposal by a third party, or (iii) any person (other than ICI or Corimon, or their respective affiliates) has become the beneficial owner of at least 25% of any class of capital stock of the Company, or Corimon and its affiliates own more than 28% of the Shares; or (6) by the Company upon the occurrence of either event described in clause (i) or (ii) of the preceding clause (5).

              Each party to the Merger Agreement is required to pay its own expenses; provided, that if the Merger Agreement is terminated as a result of the occurrence of any of the events described in clause
   (5) of the preceding sentence, the Company will be required to promptly pay ICI in respect of its expenses an amount equal to $8 million.

   ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
             EXHIBITS

             (C)  EXHIBITS.

                  99.1      Press Release dated April 28, 1995.

                  99.2      Press Release dated May 1, 1995.

                  99.3 Agreement and Plan of Merger, dated as of April 30, 1995, among the Company, ICI and GDEN.

                  99.4 Option Agreement, dated as of April 30, 1995, among ICI, GDEN, Corimon Corp. and Corimon.


                               SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      GROW GROUP, INC.

   Date:  May 1, 1995

                                      By:  /s/  Lloyd Frank
                                           Lloyd Frank
                                           Secretary


                             Exhibit Index

   Exhibit

   99.1           Press Release dated April 28, 1995.

   99.2           Press Release dated May 1, 1995.

   99.3 Agreement and Plan of Merger, dated as of April 30, 1995, among the Company, ICI and GDEN.

   99.4 Option Agreement, dated as of April 30, 1995, among ICI, GDEN, Corimon Corp. and Corimon.


                                                             EXHIBIT 99.1

                       GROW GROUP MAKES ANNOUNCEMENT

             NEW YORK, NEW YORK, April 28, 1995--Grow Group, Inc. (NYSE:GRO), which previously announced that it had authorized Wertheim Schroder & Co. Incorporated to assist the Company in considering and reviewing alternatives to enhance shareholder value, said today that it has entered into negotiations with a third party concerning an acquisition of Grow. The third party, which has substantially completed its due diligence review, has proposed to acquire 100% of Grow's common stock and has indicated a willingness to pay Grow's public stockholders $18.10 per share in cash. Any such transaction would be subject to negotiation and execution of a definitive agreement and approval of Grow's Board of Directors. There can be no assurance that any such agreement will be reached, or if an agreement is reach[ed] that any transaction will be consummated.

             Grow Group is a leading producer of specialty chemical coatings and paints and household products. Grow operations include manufacturing facilities, sales offices and licensees throughout the world.

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                                                             EXHIBIT 99.2

                  GROW GROUP IN MERGER AGREEMENT WITH ICI

             NEW YORK, NEW YORK, MAY 1, 1995... Grow Group, Inc. ("Grow") (NYSE:GRO) announced today that it has entered into a definitive merger agreement pursuant to which Imperial Chemical Industries, PLC, an English company ("ICI"), would offer to purchase all the outstanding shares of Grow for $18.10 per share. Grow had announced on April 28, 1995, that it was in negotiations with a third party concerning the acquisition of Grow at such price. Gros has approximately 16.1 million shares outstanding.

             The merger agreement provides for a subsidiary of ICI to make a cash tender offer promptly for all outstanding shares of common stock of Grow at a price of $18.10 per share. The tender offer will be followed as soon as possible by a second-step cash merger in which each share of Grow not acquired in the tender offer or otherwise, will be converted into the right to receive $18.10 in cash.

             Grow also stated that Corimon, a Venezuelan corporation which owns approximately 25% of Grow's shares, had entered into a separate Option Agreement with ICI in which Corimon agreed to sell its Grow shares to ICI at a price of $17.50 per share. ICI's purchase of the shares owned by Corimon is conditioned upon ICI's prior consummation of the tender offer.

             The Board of Directors of Grow unanimously approved the transaction based upon, among other things, an opinion as to the fairness of the offer and the merger from Wertheim Schroder & Co. Incorporated.

             The tender offer is conditioned on, among other things, the valid tender of a number of shares which, when added to the shares owned by Corimon, would represent two-thirds of the outstanding shares on a fully diluted basis and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The tender offer is scheduled to commence later this week. The merger is expected to be completed as promptly as practicable following completion of the tender offer.

             In announcing the execution of the Merger Agreement, Russell Banks, President and Chief Executive Officer of Grow, said "We are extremely pleased to be able to propose to shareholders what we believe represents an attractive opportunity. At the same time, we are confident that our employees and customers will be well served by an association with an organization of the reputation and quality of ICI."

             Grow Group is a leading producer of specialty chemical coatings and paints and household products. Grow operations include manufacturing facilities, sales offices and licensees throughout the world.

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